UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):	February 13, 2008

FOAMEX INTERNATIONAL INC.

(Exact name of registrant as specified in charter)

Delaware	0-22624	05-0473908

(State or other jurisdiction of	(Commission	(IRS Employer
incorporation or organization)	File Number)	Identification No.)

1000 Columbia Avenue
Linwood, Pennsylvania 19061

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:	(610) 859-3000

Not applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 – Entry into a Material Definitive Agreement.

1. Equity Commitment Letters

On February 13, 2008, each of D. E. Shaw Laminar Portfolios, L.L.C. (“D.E. Shaw”), Goldman, Sachs & Co. (“Goldman”) and Sigma Capital Associates, LLC (“Sigma”, and collectively with D.E. Shaw and Goldman, the “Significant Equityholders”), being certain stockholders of Foamex International Inc. (the “Company”), issued Equity Commitment Letters (the “Equity Commitment Letters”) to the Company pursuant to which each of the Significant Equityholders have given a firm commitment to purchase, in cash, either (i) shares of Series D Preferred Stock of the Company (the “Series D Preferred Stock”), (ii) shares of Series E Preferred Stock of the Company (the “Series E Preferred Stock” and together with the Series D Preferred Stock, the “Securities”) or (iii) any combination of Series D Preferred Stock or Series E Preferred Stock, for an aggregate amount for all of the Significant Equityholders of up to $20 million.

Foamex L.P., a subsidiary of the Company (the “Borrower”), is a borrower under (1) the First Lien Term Credit Agreement, dated as of February 12, 2007, by and among the Borrower, the Company, as Parent Guarantor, Bank of America, N.A., as Administrative Agent and Collateral Agent (the “Administrative Agent”), and the lenders and other parties named therein (the “First Lien Credit Agreement”), (2) the Second Lien Term Credit Agreement, dated as of February 12, 2007, by and among the Borrower, the Company, the Administrative Agent and the lenders and other parties named therein (the “Second Lien Credit Agreement” and together with the First Lien Credit Agreement, the “Credit Agreements”) and (3) the Revolving Credit Agreement, dated as of February 12, 2007, by and among the Borrower, the Company and the other guarantors named thereto, the Administrative Agent and the lenders and other parties named thereto (the “Revolver”).

The aggregate amount committed by each of D.E. Shaw, Goldman and Sigma is up to approximately 52.23%, 27.94% and 19.83%, respectively, of the total amount estimated by the Company to be necessary to facilitate the Borrower’s ability pursuant to Section 8.02(b) of the Credit Agreements or Section 9.2(d) of the Revolver, as applicable, to comply with its financial covenants under Section 7.12 of the Credit Agreements or Section 7.25 of the Revolver, as applicable, with respect to the relevant fiscal quarter. The maximum amounts committed by each of D.E. Shaw, Goldman and Sigma shall not exceed $10,445,353.00, $5,588,145.00 and $3,966,502.00, respectively (the “Maximum Obligations”). The Borrower shall use any contribution from the Company from the proceeds from any issuance and sale of Securities under the Equity Commitment Letters only for the purpose of funding ordinary course expenditures, and not to prepay any debt (whether revolver, term or other).

The commitment of each of the Significant Equityholders under the Equity Commitment Letters is subject to the conditions that at the time a notice from the Company specifying the number of shares of Series D Preferred Stock and/or Series E Preferred Stock to be purchased is delivered by the Company to the Significant Equityholders thereunder, (1) the Borrower be in compliance with its obligation to deliver financial statements under Section 6.01(a) and (b) under the Credit Agreements and Section 5.1(a) and (b) of the Revolver and (2) there be no Event of Default (as defined in the Credit Agreements or the Revolver, as applicable) under the Credit Agreements or the Revolver that cannot be cured pursuant to Section 8.02(b) of the Credit Agreements or Section 9.2(d) of the Revolver with proceeds from the issuance of Securities pursuant to the Equity Commitment Letters.

As consideration for the option granted to the Company to require the Significant Equityholders to purchase the Securities pursuant to the Equity Commitment Letters, the Company agreed to pay each Significant Equityholder a premium in an amount equal to 5% of such Significant Equityholder’s Maximum Obligation, payable in shares of common stock of the Company to be issued to the Significant

Equityholders at the time of the earliest of (i) the first issuance of Securities under such Significant Equityholder’s Equity Commitment Letter, (ii) the consummation of a rights offering by the Company meeting certain conditions and (iii) the termination of such Significant Equityholder’s Equity Commitment Letter. The number of shares of common stock of the Company to be issued shall be calculated based upon the average trading price of the common stock of Holdings for the thirty-trading day period ending on the fifth trading day immediately preceding the earliest to occur of (i), (ii) or (iii) above.

Each of the Equity Commitment Letters shall automatically terminate upon the earliest of (a) 11:59 p.m. on May 20, 2009, (b) 11:59 p.m. on the day that is ten days after the date on which the financial statements of the Borrower as of, and for the fiscal quarter ended March 29, 2009, are required to be delivered to the administrative agent pursuant to the Credit Agreements, (c) the date on which the applicable Significant Equityholder has purchased its Maximum Obligation of Securities under its Equity Commitment Letter and (d) the date on which a rights offering by the Company meeting certain conditions is consummated.

The foregoing summary of the Equity Commitment Letters is qualified in its entirety by reference to the Equity Commitment Letters, which will be filed as an exhibit with the SEC within the applicable deadlines. Interested parties should read the documents in their entirety.

2. Series D Preferred Stock

The Series D Preferred Stock will not be listed on any national securities exchange. Set forth below is a description of the material terms of the Series D Preferred Stock.

Voting Rights: Holders of shares of the Series D Preferred Stock do not have voting rights, except that actions that adversely affect or otherwise alter or change any of the rights of the Series D Preferred Stock in any respect or that otherwise would be inconsistent with the Certificate of Designations for the Series D Preferred Stock (the “Series D Certificate of Designations”) require the affirmative vote or consent of 80% of the shares of Series D Preferred Stock outstanding, voting or consenting as a separate class, with each holder being entitled to one vote per share.

Dividends: Holders of the shares of Series D Preferred Stock are entitled to receive, in respect of each share of Series D Preferred Stock, dividends which will accrue monthly at a rate equal to 4.5% per annum, compounding monthly. Dividends on the Series D Preferred Stock will be cumulative and accrued daily from the date of issuance and will be payable by increases in the liquidation preference.

Conversion of the Series D Preferred Stock: The Series D Preferred Stock is convertible into common stock as follows:

Conversion at the option of the holders. The holders of Series D Preferred Stock may convert their shares into shares of the Company’s common stock at any time prior to the one-year anniversary of the first date on which shares of the Series D Preferred Stock are issued pursuant to the Series D Certificate of Designations (the “Anniversary Date”) at the conversion prices described therein.

Conversion at the Company’s option. The Company may convert, at the conversion prices described in the Series D Certificate of Designations, the shares of Series D Preferred Stock into shares of the Company’s common stock on either (1) the tenth business day following the consummation of a rights offering by the Company within 90 days of the first date on which shares of Series D Preferred Stock are issued or (2) the Anniversary Date, if no rights offering is consummated prior to the 90th day following the first date on which shares of Series D Preferred Stock are issued.

Rights offering credit. In connection with a rights offering by the Company meeting certain conditions, each holder of Series D Preferred Stock may elect, at its option, either (1) to credit the liquidation preference for the Series D Preferred Stock toward any financial commitment such holder may have in respect of common stock not acquired pursuant to the rights offering, (2) to separately satisfy such commitment and to have such conversion result in the issuance of shares of the Company’s common stock in addition to those acquired in the rights offering, or (3) to elect a combination of (1) and (2).

However, in the case of Sigma, (A) the shares of the Series D Preferred Stock shall not be convertible by Sigma or the Company to the extent (but only to the extent) that, if converted, Sigma, together with its affiliates, would beneficially own in excess of 9.9% (the “Applicable Percentage”) of the outstanding shares of the common stock of the Company, and (B) at no point in time will the shares of Series D Preferred Stock be converted into any number of shares of common stock of the Company that would (i) result in the total beneficial ownership by Sigma, together with its affiliates, upon such conversion, to be in excess of the Applicable Percentage of the total outstanding shares of common stock of the Company or (ii) result in the total beneficial ownership by Sigma, together with its affiliates, upon such conversion, to be in excess of the Applicable Percentage of the total outstanding amount of any equity security of the Company.

Splits and recapitalization: Appropriate adjustments shall be made to the conversion rights of the Series D Preferred Stock for stock splits, recapitalization and similar events.

The foregoing summary of the Series D Preferred Stock is qualified in its entirety by reference to the Series D Certificate of Designations, which will be filed as an exhibit with the SEC within the applicable deadlines. Interested parties should read the document in its entirety.

3. Series E Preferred Stock

The Series E Preferred Stock will not be listed on any national securities exchange. Set forth below is a description of the material terms of the Series E Preferred Stock.

Voting Rights: Holders of shares of the Series E Preferred Stock do not have voting rights, except that actions that adversely affect or otherwise alter or change any of the rights of the Series E Preferred Stock in any respect or that otherwise would be inconsistent with the Certificate of Designations for the Series E Preferred Stock (the “Series E Certificate of Designations”) require the affirmative vote or consent of 80% of the shares of Series E Preferred Stock outstanding, voting or consenting as a separate class, with each holder being entitled to one vote per share.

Dividends: Holders of the shares of Series E Preferred Stock are entitled to receive, in respect of each share of Series E Preferred Stock, dividends which will accrue monthly at a rate equal to 9.0% per annum, compounding monthly. Dividends on the Series E Preferred Stock will be cumulative and accrued daily from the date of issuance and will be payable by increases in the liquidation preference.

Redemption of the Series E Preferred Stock: The Series E Preferred Stock is redeemable as follows:

Redemption at the option of the holders: At any time beginning on the date that is six months and one day from the Maturity Date (as defined in the Credit Agreements) and the Stated Termination Date (as defined in the Revolver), each holder of shares of Series E Preferred Stock may require the Company to repurchase for cash, at a price per share equal to the accrued liquidation preference (as defined in the Series E Certificate of Designations) on the repurchase date, all or a portion of the such holder’s shares of

Series E Preferred Stock. However, the Company is not required to repurchase shares of Series E Preferred Stock if prohibited by the Credit Agreements and the Revolver.

Redemption at the option of the Company: The Series E Certificate of Designations permits the Company to redeem the Series E Preferred Stock, in whole or in part, by paying cash per share equal to the accrued liquidation preference (as defined in the Series E Certificate of Designations).

Rights offering credit: In connection with a rights offering by the Company meeting certain conditions, each holder of Series E Preferred Stock may elect, at its option, to credit the accrued liquidation preference (as defined in the Series E Certificate of Designations) of such holder’s Series E Preferred Stock, in whole or in part, toward any financial commitment such holder may have in respect of such rights offering.

The foregoing summary of the Series E Preferred Stock is qualified in its entirety by reference to the Series E Certificate of Designations, which will be filed as an exhibit with the SEC within the applicable deadlines. Interested parties should read the document in its entirety.

ITEM 3.02 – Unregistered Sales of Equity Securities.

Upon the Company’s exercise of its option to require the Significant Equityholders to purchase Securities pursuant to the Equity Commitment Letters, the Series D Preferred Stock and/or Series E Preferred Stock will be issued to the Significant Equityholders on a private placement basis and will not involve any public offering. Therefore, pursuant to Section 4(2) of the Securities Exchange Act of 1933, as amended (the “Securities Act”), such offering will be exempt from registration under the Securities Act.

The information set forth above in Item 1.01 under the caption “Entry into a Material Definitive Agreement” is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: February 13, 2008

FOAMEX INTERNATIONAL INC.

By:	/s/ John G. Johnson, Jr.
Name:	John G. Johnson, Jr.
Title:	President and Chief Executive Officer